Exhibit 99.2

DISCOVERY

PARTNERS

INTERNATIONAL

HOST:  Mr. Riccardo Pigliucci

DATE:  November 1, 2005

TIME:   11:00 a.m. EST

OPERATOR:  Good morning, ladies and gentlemen, and welcome to the Discovery Partners International third quarter 2005 financial results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the Company, we will open up the conference for questions and answers after the presentation.  I would now like to turn the conference over to Mr. Riccardo Pigliucci, Chairman and CEO of Discovery Partners International.  Please go ahead, sir.

Riccardo Pigliucci:  Thank you and good morning.  I’m Riccardo Pigliucci, Chairman and Chief Executive Officer of Discovery Partners International.  I would like to welcome you to Discovery Partners third quarter 2005 financial results conference call.  With me today are Craig Kussman, Chief Financial Officer and Dr. Michael Venuti, Chief Scientific Officer of Discovery Partners.  In this call we plan to review the results of the quarter and the nine months ended September 30, 2005, review the Company’s offerings in the market and provide guidance for the fourth quarter of 2005.  As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements.

Statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company’s actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations, our research and development efforts and our business environment, including whether the Company’s relationships with Pfizer and the National Institute of Mental Health, or NIH, continue through and beyond their contractual terms, the mix and timing of revenues from sales of services based on our backlog, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected results in 2005, the level of expenditure necessary to enable the Company to achieve its objectives of focusing its business on providing lead drug candidates to pharmaceutical companies, our ability to successfully commercialize the uARCS technology, our ability to acquire complementary businesses or capabilities and the integration of acquired businesses or capabilities, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in the Company’s annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission and other SEC filings.  Backlog measures are not defined by GAAP and our measurement of backlog may vary from that used by others.  While we believe that long-term backlog trends serve as a useful metric for assessing the growth prospects for our business, backlog is not a guarantee of future revenues and provides no information about the timing on which future revenue may be recorded.

In addition, in response to Regulation G, we will no longer refer in our commentary or in answers to questions on past, current or future results, to non GAAP financial measures but will only highlight the magnitude of any charges included in the various periods.

As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners. A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been furnished to the Securities and Exchange Commission on Form 8-K.

Now, I will turn the call over to Craig Kussman, Discovery Partners’ CFO to discuss our financial performance.

Craig Kussman: Thanks Riccardo and Good Morning:

Revenues for the third quarter ended September 30, 2005, were $11.1 million, 12 percent below the third quarter of 2004, and 2 percent below the second quarter of 2005.  The decrease versus the second quarter was primarily due to the decrease in chemistry services revenues caused by decreased levels of shipments of compounds and provision of other services to Pfizer, which accounted for 57 percent of our revenues for this quarter, as well as a decreased level of procurement activity relating to our NIH contract and the completion of two chemistry services contracts.  This decrease more than offset increases in screening services revenues, including a success fee from Allergan, and an increase in product sales from our recently divested instrumentation systems business unit.  The decrease versus prior year was caused by lower revenue in all service and product categories.  The reduction in screening service revenue was due to a lower level of screening service activity.  The reduction in chemistry service revenue was due to lower chemistry service activity caused by the completion of two chemistry service contracts and lower revenue from Pfizer, which more than offset new revenue from the National Institute of Mental Health (NIH).  The reduction in product revenue was caused by lower Crystal Farm shipments to our distributors during the quarter due to their inventory levels.

As a result of our previously announced sale of our Discovery Systems product lines to Nexus Biosystems, in future periods, the Company will not report any product revenues or related expenses and historical operating results related to the net assets sold will be reported as discontinued operations.  The financial tables included in the earnings release show the proforma impact of the discontinued operations on the results of the Company.

Gross margin, as a percentage of revenue, for the third quarter of 2005 was 41 percent, down from 46 percent in the third quarter of 2004 and up from 33 percent in the second quarter of 2005.  The increase in gross margin as a percentage of revenue versus the second quarter resulted from higher product and screening service volumes, and an improved mix of revenues, including the previously mentioned success fee.  The decrease in gross margin as a percentage of revenue versus last year resulted from lower volumes in all revenue categories and from a shift in the mix of chemistry services revenues to lower margin revenues, which offset the favorable impact of the success fee and lower inventory write-offs.

Research and development costs for the third quarter of 2005 were $1.8 million, up from $1.2 million in the third quarter of 2004, and up from $1.6 million in the second quarter of 2005.  The increase in research and development costs versus the second quarter resulted from the inclusion for the full quarter of our natural compound based discovery business purchased from Biofrontera Discovery GmbH.  The increase in research and development costs versus prior year resulted from the acquisition of the natural compound business and from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on targeted libraries, in silico tools, screening assays and drug discovery process development.  These increases offset lower R&D costs in our Discovery Systems unit.

SG&A costs for the third quarter of 2005 were $3.5 million, down slightly from the $3.7 million result in the third quarter of 2004 and the $3.6 million result in the second quarter of 2005.  The decrease in SG&A costs versus both periods is due to reductions in business development and administrative staffing levels combined with lower incentive compensation costs.

The Company recorded a nominal restructuring credit during the third quarter of 2005 related to an estimated accrual associated with the completion of remediation activities in the shutdown of our Tucson facility that we announced in 2003.  There were no restructuring costs in the second quarter of 2005 or in 2004.

Amortization of stock based compensation for the third quarter of 2005 was $0.3 million, down nominally from both the third quarter of 2004 and the second quarter of 2005.

The Company reported a $0.9 million loss from operations during the third quarter of 2005, compared to an operating profit of $0.5 million in the third quarter of 2004 and a $1.8 million loss from operations in the second quarter of 2005.  The reduction in the loss in the third quarter versus the second quarter is primarily due to the improvement in gross margin and lower SG&A costs, which offset higher R&D costs.  The loss in the quarter versus the prior year result is primarily due to the reduction in gross margin driven by lower revenue volumes and higher R&D costs, which offset lower SG&A costs.

Net loss for the quarter ended September 30, 2005 was $0.3 million, or $0.01 per share, compared to net income of $0.8 million, or $0.03 per share in the third quarter of 2004, and a net loss of $1.4, million, or $0.05 per share in the second quarter of 2005.

Revenues for the nine months ended September 30, 2005, were $29.5 million, 21 percent below the $37.4 million result in 2004.  The decrease in revenue for the 2005 period versus 2004 was due to lower revenue in all service and product categories.  The primary driver of the decreased services revenue was lower chemistry service revenue from Pfizer and lower screening service revenue caused by a lower level of screening service activity.  The decrease in chemistry service revenue was partially offset by new revenue from the NIH.  The reduction in product revenue was caused by lower Crystal Farm shipments to our distributors due to their inventory levels.

Gross margin, as a percentage of revenue, for the first nine months of 2005 was 34 percent, down from 43 percent in 2004.  The year over year decrease in gross margin as a percentage of revenue resulted from lower service and product margins caused by lower volumes.

Research and development costs for the first nine months of 2005 were $4.6 million, up from $3.0 million in 2004.  The year over year increase in research and development costs resulted from the acquisition of the natural compound based discovery business from Biofrontera Discovery GmbH and from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on targeted libraries, in silico tools, screening assays and drug discovery process development.  These increases offset lower R&D costs in our Discovery Systems unit.

SG&A costs for the first nine months of 2005 were $11.2 million, up from $10.9 million in 2004, resulting primarily from costs related to the separation agreements with former executives.

The Company recorded a $0.1 million restructuring charge during the first nine months of 2005 related to higher than expected facility remediation costs related to the shutdown of our Tucson facility that we announced in 2003.  There were no restructuring costs in 2004.

Amortization of stock based compensation for the first nine months of 2005 was $0.9 million, up from $0.6 million in 2004, due to additional restricted stock grants made during the third quarter of 2004 and second quarter of 2005.

The Company recorded an impairment charge during the first nine months of 2005 related to the partial write-down of our toxicology-based intangible assets as the loss of a customer, due to bankruptcy, indicated the carrying value was not recoverable.  There were no impairment charges in 2004.

The Company reported a $7.8 million loss from operations during the first nine months of 2005, compared to an operating profit of $1.7 million in 2004.  The loss in the first nine months of 2005 versus the prior year result is primarily due to the reduction in gross margin caused by lower revenue volumes, higher R&D, SG&A and stock-based compensation costs and the impairment charge.

Net loss for the nine months ended September 30, 2005 was $6.3 million, or $0.24 per share, compared to net income of $2.5 million, or $0.10 per share for the comparable period in 2004.

Cash and short-term investments at September 30, 2005 were $80.7 million, an increase of $0.7 million from the balance at June 30, 2005 due primarily to a reduction in working capital and net fixed asset requirements, which more than offset the net loss.

Now let me ask Riccardo to review the operations for the third quarter of 2005 and on the key milestones for the remainder of 2005.

Riccardo Pigliucci:

Thank you Craig.

Let me start by commenting on the sale of certain assets of our legacy systems business to Nexus Biosystem.  This is an important transaction for Discovery Partners not necessarily for its immediate financial implications, but more importantly as it represents another major step in focusing the Company on collaborative drug discovery activities.  The legacy systems business, under the original IRORI name, was the foundation on which we built DPI and established our name and reputation with most pharmaceutical companies.  Over the years however this segment represented a diminishing percentage of our revenue and increasingly had to compete with other investments aimed at sustaining our core business.

For the past few months we have been working towards identifying a strategy that would preserve the legacy capabilities of this operation while reducing our exposure.  We are pleased that the management team of this business was able to effect this transaction and was able to retain all of the employees that were associated with this business thus providing continuity of service to all customers and minimum impact on their R&D programs.  We have retained full access to all the technologies transferred to Nexus and thus we are positioned to satisfy current or future collaborations such as split and pool synthesis for our chemistry operations or compound storage systems for NIH and other compound management activities.

I’m pleased to report that, since our last call, we have entered into a new significant collaboration with Ono Pharmaceuticals, renewed a collaboration with Mitsubishi and received a milestone payment from Allergan for the identification of a lead compound in our multi year, multi target collaboration.  All of these announcements are an indication of the level of activities in the area that we have chosen as our focus.  As Dr. Michael Venuti, our CSO, reported last quarter, we have assembled a technology platform that can carry out and successfully execute essentially every phase of the drug discovery process, from assay development on new biological targets through to lead compound optimization and selection for safety assessment.  In addition to our efforts in Japan, we are in serious discussions with several European and US companies and I hope to report in the next few months that we have entered into at least a few pilot programs involving screening, hit follow-up, and lead optimization utilizing both our synthetic chemical and natural product libraries.

I know that the question in everybody’s mind is the future of our relationship with Pfizer but unfortunately at this time I’m still not in a position to give you any indications, positive or negative, as to the level of business if any that we might be able to obtain after the expiration of our current contract in January 2006.  Once we have better visibility in this area, we will also be able to give an indication of our expected performance for FY 2006.

Our current 12-month backlog is just over $17 million, lower than what we reported last quarter due to the pending expiration of our Pfizer contract.  Based on our current business visibility, we reaffirm our estimate of revenues for the second half of 2005 at approximately the same levels as the first half.  Our loss for the full year however, assuming no restructuring or impairment charges or M&A activities, is expected to be between $8.0 million and $9.0 million, versus the expected loss in excess of $12.0 million we communicated during our last call as a result of the sale of the legacy systems business and other cost containment measures implemented in the past quarter.  We continue to estimate that cash at the end of 2005 will be in excess of $75.0 million, absent any further M&A activities, restructuring activities or stock repurchases under our current authorization.

This concludes the first part of our conference call.  We are available to answer questions at this time.  We urge investors and analysts to ask any and all questions, as we will not be responding to individual calls and questions regarding acquisitions, financial results or financial guidance following the conclusion of this conference call.

OPERATOR:  Thank you.  The question and answer session will begin now.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press 1 - 4 on your push button phone.  Should you wish to withdraw your question, press 1 - 3.   Your question will be taken in the order it is received.  Please stand by for your first question.

END: I would like to thank all of you for participating on

this teleconference and look forward to talking to you again soon.

Thank you.